Exhibit 99.1

For Immediate Release

Contact: shareholder relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces Quarterly Cash Dividend

Corona, California (May 14, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share, payable on June 15, 2007, to shareholders of record as of June 1, 2007.

The company, with $2.4 billion in assets, announced on April 26, 2007, its operating results for the quarter-ended March 31, 2007. Net earnings for the quarter-ended March 2007 were $5.5 million, or $0.51 per diluted share, compared with net earnings of $4.2 million, or $0.43 per diluted share, for the quarter-ended March 2006. The total stockholders’ equity of the company totaled $147.3 million at March 31, 2007, an increase of $49.7 million, or 51% as compared to March 31, 2006.

“The Board of Directors had previously established a cash dividend payout ratio of approximately 10%-15% of earnings,” said Norman Morales, president and chief executive officer. “Our strategy includes rewarding shareholders by providing them with a return on investment, as well as retaining adequate capital to further grow our business. Over the trailing twelve months, the cash dividends paid to shareholders totaled approximately 15.8% of earnings. We believe this balanced approach to capital management is appropriate.”

The company is a financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC". For additional information on the company visit www.vnbcstock.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.